EXHIBIT 99.1

Educational Development Corporation Announces First Quarter Fiscal 2012 Results

TULSA, Okla., July 14, 2011 (GLOBE NEWSWIRE) -- Educational Development Corporation (Nasdaq:EDUC) (http://www.edcpub.com) today reported results for the first quarter of fiscal 2012, ended May 31, 2011.

Results

EDUC reports net revenue of $6,264,400 for the quarter ended May 31, 2011 of compared to $6,295,400 and net earnings of $300,200 compared to $188,200 for the same period last year.

We are pleased the Publishing Division posted a net revenue gain of 14.5% for the quarter, while the Home Business Division experienced an 8.0% net revenue decline which is primarily due to decreases in direct sales, school and library sales, and home party sales. Our National Sales Convention was held last month where training on all aspects of the business was presented to nearly 500 sales consultants.

The increase in net earnings is due to a one-time casualty loss of $188,500 incurred in last year's quarter ending May 31, 2010.

EDUCATIONAL DEVELOPMENT CORPORATION SELECTED FINANCIAL DATA

	Three Months Ended May 31,
	2011	2010

NET REVENUES	$ 6,264,400	$ 6,295,400
EARNINGS BEFORE INCOME TAXES	$ 480,700	$ 300,300
INCOME TAXES	180,500	112,100
NET EARNINGS	$ 300,200	$ 188,200

BASIC AND DILUTED EARNINGS PER SHARE:
Basic	$ 0.08	$ 0.05
Diluted	$ 0.08	$ 0.05

WEIGHTED AVERAGE SHARES:
Basic	3,897,129	3,876,603
Diluted	3,899,026	3,880,131

About Educational Development Corporation

Educational Development Corporation sells children's books, including Usborne Books and the Kane/Miller line of international children's titles through a multi-level sales organization of independent consultants, through 5,000 retail stores and over the Internet. More than 1,500 different titles are available for children of all ages, with periodic new additions.

The Educational Development logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=5083

CONTACT: Educational Development Corporation
         Randall White, (918) 622-4522